EXHIBIT 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF TEXAS

MIDLAND DIVISION

In re:	§	Chapter 11 Case
§
ONETRAVEL HOLDINGS, INC., et al.,	§	Case No. 06-70085
§
Debtors.	§	Jointly Administered
§

MOTION FOR AN ORDER, PURSUANT TO

11 U.S.C. §§ 105 AND 363, APPROVING PROCEDURES TO SELL CERTAIN

ASSETS FREE AND CLEAR OF LIENS, CLAIMS AND

ENCUMBRANCES WITHOUT FURTHER COURT APPROVAL

THIS PLEADING REQUESTS RELIEF THAT MAY BE ADVERSE TO YOUR INTERESTS. IF NO TIMELY RESPONSE IS FILED WITHIN TWENTY (20) DAYS FROM THE DATE OF SERVICE, THE RELIEF REQUESTED HEREIN MAY BE GRANTED WITHOUT A HEARING BEING HELD. A TIMELY FILED RESPONSE IS NECESSARY FOR A HEARING TO BE HELD.

TO THE HONORABLE UNITED STATES BANKRUPTCY JUDGE:

OneTravel Holdings, Inc., OneTravel, Inc., Farequest Holdings, Inc., FS Tours, Inc., Flightserv, Inc., debtors and debtors-in-possession, in the above-captioned cases (collectively, the “Debtors” or the “Company”), file this Motion for an Order, Pursuant to 11 U.S.C. §§ 105 and 363, Approving Procedures to Sell Certain Assets Free and Clear of Liens, Claims and Encumbrances Without Further Court Approval (the “Motion”), seeking an order pursuant to 11 U.S.C. §§ 105 and 363 approving procedures to sell certain personal property assets free and clear of liens, claims and encumbrances without further court approval. In support of this Motion, the Debtors respectfully represent as follows:

BACKGROUND

A. The Chapter 11 Filings

1. On July 7, 2006 (the “Petition Date”), each of the Debtors filed a voluntary petition in this Court for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the “Bankruptcy Code”). The Debtors continue to operate their business and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

2. No trustee or examiner has been appointed.

B. Jurisdiction, Venue, and Basis for Relief

3. The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).

4. The statutory predicates for the relief requested herein are §§105(a) and 363(b) of the Bankruptcy Code.

5. The Court has entered Orders providing for the joint administration of the Debtors’ Chapter 11 bankruptcy cases.

RELIEF REQUESTED

6. By this Motion, the Debtors seek approval of procedures to sell certain personal property assets related to discontinued operations of the Debtors or that otherwise have de minimis value without requesting further Court approval, but subject to the notice procedures set forth below, for the reasons set forth herein.

BASIS FOR RELIEF

7. In the ordinary course of the Debtors’ business, the Debtors have automobiles and miscellaneous office equipment (collectively the “Equipment”) that are no longer of use to the Debtors. The Debtors believe that the Equipment is of de minimis value, and therefore request authority to sell such Equipment without seeking court approval. The Debtors believe that in most instances, the aggregate consideration to be received by the Debtors with respect to the sale of Equipment in any single sales transaction will not exceed $25,000, and in most instances, such consideration will be significantly less.

8. However, obtaining Court approval of each sale of the Equipment below the $25,000 threshold would result in administrative expenses for drafting, serving and filing pleadings, as well as time incurred by attorneys for appearing at Court hearings. The Debtors believe that the proceeds that will be generated by many of the aforementioned sale transactions do not warrant incurring such expenses. In addition, seeking individual approval of each transaction will require a substantial period of time, thus delaying the Debtors’ restructuring efforts. The streamlined procedures proposed below are therefore in the best interests of the Debtors’ estates because such procedures will eliminate unnecessary costs and delay. The Debtors, however, will continue to seek separate Court approval of any single sale transaction involving Equipment or other assets that exceed $25,000 in aggregate consideration to be received by the Debtors.

PROPOSED SALE AND NOTICE PROCEDURES

9. The Debtors believe that the sale of Equipment in any single transaction under $25,000 is in the ordinary course of the Debtors’ business. Out of an abundance of caution, the Debtors request that the Court recognize such and enter an order authorizing the Debtors to conduct any sale of Equipment below $25,000 without any further notice. To the extent there are liens upon such personal property, such liens shall attach to the net proceeds of the sale, subject to any claims and defenses the Debtors may possess with respect thereto and also subject to the post petition financing order and cash collateral orders.

10. While the Debtors believe that sale of the equipment beyond $25,001 is also in the ordinary course of its business, the Debtors’ propose that any sale for $25,000 or less of Equipment after the Petition Date that otherwise would require Bankruptcy Court approval under section 363 of the Bankruptcy Code, the following procedures be implemented in lieu of a separate notice and a hearing:

(a) The Debtors will give notice of each such proposed sale (the “Sale Notice”) to (i) the United States Trustee; (ii) counsel for Palisades Master Fund, L.P. (“Palisades”); (iii) any known holder of a lien, claim or encumbrance against the specific property to be sold (collectively, the “Notice Parties”). The Sale Notice shall be served by e-mail or facsimile, so as to be received by 5:00 p.m. (Central Time) on the date of service. In instances where e-mail or facsimile transmission is not practicable, service shall be by overnight courier. The Sale Notice shall specify (1) the assets to be sold, (2) the identity of the proposed purchaser (including a statement of any connection between the proposed purchaser and the Debtors), and (3) the proposed sale price (including the amount to be received in cash proceeds upon closing).

(b) The Notice Parties shall have five business days after the notice is sent to object to or request additional time to evaluate the proposed transaction. If counsel to the Debtors receives no written objection or written request for additional time prior to the expiration of such five-day period, the Debtors shall be authorized to consummate the proposed sale transaction and to take such actions as are necessary to close the transaction and obtain the sale proceeds.

(c) If a Notice Party objects to the proposed transaction within five business days after the notice is sent, the Debtors and such objecting Notice Party shall use good faith efforts to resolve the objection on a consensual basis. If the Debtors and the objecting Notice Party are unable to achieve a consensual resolution, the Debtors will not take any further steps to consummate the proposed transaction without first obtaining Bankruptcy Court approval of the proposed transaction upon notice and a hearing.

(d) Liens shall attach to the net proceeds of the sale, subject to any claims and defenses the Debtor may possess with respect thereto.

(e) Nothing in the foregoing procedures shall prevent the Debtors, in their sole discretion, from seeking Bankruptcy Court approval at any time of any proposed transaction upon notice and a hearing.

APPLICABLE AUTHORITY

11. Section 363(b) of the Bankruptcy Code provides that a debtor “after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.” A debtor must demonstrate a sound business justification for a sale or use of assets outside the ordinary course of business. See, e.g., Myers v. Martin (In re Martin), 91 F.3d 389, 395 (3d. Cir. 1996); Committee of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1070 (2d Cir. 1993). As described herein, sound business reasons exist to justify selling the Equipment upon the terms set forth herein.

12. The expedited procedures set forth herein will permit the Debtors to minimize administrative costs in these cases, speed the liquidation of miscellaneous assets and preserve the rights of interested parties to object. Without an expedited process such as the one proposed above for closing these sales, the estates may be deprived of income that could otherwise be realized from the disposition of the Equipment. For the foregoing reasons, the Debtors believe that the relief requested herein is in the best interests of their estates.

13. Pursuant to section 363(f) of the Bankruptcy Code, the Court may authorize the sale of assets free and clear of existing liens, claims and encumbrances if (a) applicable non bankruptcy law permits the sale of such property free and clear of such interest, (b) the entity holding the lien, claim or encumbrance consents to the proposed sale; (c) such interest is a lien and the price at which such property is to be sold is greater than the aggregate value of all liens on such property; (d) such interest is in bona fide dispute; or (e) such entity will be compelled in a legal or equitable proceeding to accept a money satisfaction of such interest. The Debtors believe that the notice procedures set forth herein satisfy the requirements of section 363(f). If a holder of a lien, claim or encumbrance receives the requisite notice and does not object within the prescribed time period, such holder will be deemed to have consented to the proposed sale and the property then may be sold free and clear of such holder’s liens, claims or encumbrances.

14. The procedures set forth herein will not apply to sales of assets that involve an “insider,” as defined in section 101(31) of the Bankruptcy Code. Any such sale will continue to require individual hearings as prescribed by section 363(b) of the Bankruptcy Code.

15. Courts have repeatedly approved procedures similar to those proposed herein. See, e.g., In re Avado Brands, Inc., Case No. 04-31555 (SAF) (Bankr. N.D. Tex. June 1, 2004); In re Mirant Corp., Case No. 03-46590 (DML) (Bankr. N.D. Tex. Sept. 24, 2003); In re Polaroid Corp., Case No. 01-10864 (PJW) (Bankr. D. Del. Jan. 7, 2002); In re Safety-Kleen Corp., Case No. 00-2303 (PJW) (Bankr. D. Del. Sept. 8, 2000); In re Comdisco, Inc., Case No. 01-24795 (Bankr. N.D. Ill. August 9, 2001) (Barliant, J.). Accordingly, the Motion should be granted.

16. No previous request for the relief sought herein has been made to this court or to any other court.

WHEREFORE, the Debtors respectfully request that the Court enter an order authorizing the Debtors to sell certain de minimis assets without requesting further Court approval, but subject to the notice procedures set forth herein and grant other and further relief as is just and proper.

Dated: July 14, 2006

Respectfully submitted,

COX SMITH MATTHEWS INCORPORATED 112 East Pecan Street, Suite 1800 San Antonio, Texas 78205-1521 (210) 554-5500 (210) 226-8395 (Fax)

	By:	/s/ Carol E. Jendrzey
Carol E. Jendrzey State Bar No. 10617420 Timothy A. Million State Bar No. 24051055

and

COX SMITH MATTHEWS INCORPORATED
Mark Andrews State Bar No. 01253520 George Tarpley State Bar No. 19648000 1201 Elm Street, Suite 4242 Dallas, Texas 75270 (214) 698-7800 (214) 698-7899 (Fax)

PROPOSED ATTORNEYS FOR DEBTORS AND DEBTORS-IN-POSSESSION